UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 10, 2007

TORRENT ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-19949	84-1153522
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

One SW Columbia Street, Suite 640 Portland, Oregon 97258 (Address of principal executive offices)
(503) 224-0072
(Registrant's telephone number, including area code)

No Change (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 10, 2008, Torrent Energy Corporation (the "Company") entered into an engagement letter (the "Engagement Letter") with Gordian Group, LLC ("Gordian"), pursuant to which Gordian will act as the Company's exclusive investment banker in providing financial advisory services and presenting and evaluating potential financial transactions for the Company.  As compensation for the services provided by Gordian under the Engagement Letter, the Company shall, upon the completion of any financial transaction pay to Gordian a transaction fee in the amount of:  (i) five percent (5%) of the aggregate consideration received by the Company in connection with the completion of a financial transaction other than a reorganization or excluded transaction; or (ii) in the case of a reorganization, five percent (5%) of the greater of the aggregate consideration received by the Company in connection with the reorganization or the enterprise value of the Company upon completion of the reorganization.  In addition to the transaction fee to be paid upon the completion of a financial transaction, the Company agreed to issue 1,250,000 shares of common stock of the Company to Gordian upon execution of the Engagement Letter.  The shares will vest in three equal installments on each of March 9, 2008, April 9, 2008 and May 9, 2008 and will become fully vested immediately prior to the completion of a financial transaction.  Unvested shares are subject to vesting or forfeiture upon termination of the Engagement Letter, depending on the circumstances of the termination.

The shares of common stock of the Company will be issued to Gordian pursuant to the Engagement Letter in a private placement exempt from registration under the Securities Act of 1933 (the "Securities Act") by virtue of Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

A copy of the press release announcing the Company's engagement of Gordian is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 2.04.  Triggering Events that Accelerate or Increase a Direct Financial Obligation or anObligation under an Off-Balance Sheet Arrangement.

The Company is party to an Investment Agreement, dated as of June 28, 2006 (the "Investment Agreement"), with YA Global Investments, L.P. (formerly Cornell Capital Partners, L.P.) ("YA Global"), pursuant to which the Company issued to YA Global 25,000 shares of Series E Convertible Preferred Stock.  On February 12, 2008, YA Global delivered to the Company a Notice of Default under the Investment Agreement, alleging that one or more defaults occurred under the Investment Agreement and related transaction documents, including:  (i) the Company's failure to make mandatory redemption payments on each of November 1, 2007, December 1, 2007, January 1, 2008 and February 1, 2008; (ii) the Company's and its subsidiaries' inability to pay their debts generally as they become due; and (iii) the Company's failure to maintain the effectiveness of the registration statement filed pursuant to the Investor Registration Rights Agreement to which the Company and YA Global are parties.  Based on the alleged defaults, and pursuant to the terms of the Investment Agreement and related transaction documents, YA Global demanded that the Company redeem all of YA Global's shares of Series E Convertible Preferred Stock for the full liquidation amount, plus accumulated and unpaid dividends thereon, in the aggregate amount of $22,491,147.  On each of November 1, 2007, December 1, 2007, January 1, 2008 and February 1, 2008, the Company believed in good faith that its failure to make the mandatory redemption payments had been waived by YA Global and that, as a result of such waiver, no event of default had occurred.

Item 3.02.  Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 above is incorporated herein by reference with respect to the issuance of shares of Common Stock of the Company to Gordian pursuant to the Engagement Letter.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 14, 2008, announcing the Company's engagement of Gordian Group, LLC for investment banking services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORRENT ENERGY CORPORATION

Date: February 14, 2008	By:	/s/ Peter J. Craven
Peter J. Craven
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 14, 2008, announcing the Company's engagement of Gordian Group, LLC for investment banking services.